EXHIBIT 10.1

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 1, 2003 (the “Hire Date”), by and between MASTEC, INC., a Florida corporation (the “Company”), and DONALD WEINSTEIN (“Employee”).

Recitals

      The Company desires to employ Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

      ACCORDINGLY, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Company and Employee agree as follows:

Terms

      1. Employment. The Company employs Employee and Employee accepts such employment and agrees to perform the services specified in this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

      2. Term.

     General. The term of Employee’s employment under this Agreement will be from the Hire Date to through December 2, 2006, unless earlier terminated in accordance with this Agreement (the “Term”).

      3. Duties.

           a. Position. During the Term, Employer will serve as Executive Vice President and Chief Financial Officer of the Company. Subject to the direction of the Chief Executive Officer (CEO), Employee will perform all duties commensurate with his position and as may otherwise be assigned to him by the CEO or the Board of Directors of the Company. If requested by the Company, Employee will serve as an officer or director of any subsidiary of the Company, without additional compensation; provided however, that if Employee is asked to serve as a director of any subsidiary of the Company, Employee may resign or refuse to accept such appointment without causing a breach of this Agreement by Employee. If asked to serve as an officer or director of a subsidiary of the Company, Employee will be provided those officer and director indemnifications provided to other officers and directors of the Company and any such subsidiary.

           b. Full Time and Attention. During the Term, Employee will devote his full business time and energies to the business and affairs of the Company and will use his best efforts, skills and abilities solely to promote the interests of the Company and to diligently and competently perform his duties, all in a manner in compliance with all applicable laws and regulations and in accordance with applicable policies and procedures adopted or amended from time to time by the Company, including, without limitation, the 2000 Personal Responsibility Code, a copy of which Employee acknowledges having received. Employee’s primary place of employment shall be at the Company’s primary place of business (the Employee acknowledges the Company may relocate from its present location) in Miami-Dade County, Florida; however, Employee agrees and acknowledges that a material part of the time devoted to his duties and position hereunder will require that Employee travel on behalf of the Company. Notwithstanding the foregoing Employee may continue to serve on the Board of Directors of the Companies set forth in Exhibit B and any other Boards approved, in advance, in writing, by the CEO.

      4. Compensation and Benefits.

           a. Base Salary

                (i) During the Term, Employee will be paid, as compensation for services rendered pursuant to this Agreement and Employee’s observance and performance of all of the provisions of this Agreement, the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll procedures of the Company as in effect from time to time.

                (ii) Base Salary for each year of the Term shall be adjusted to reflect any increase in the cost of living. The Company and the Employee agree to adopt as a standard for measuring the cost of living the Consumer Price Index for all Urban Consumers (1982-84=100) issued by the Bureau of Labor Statistics of the United States Department of Labor (“CPI”). The CPI index figure for the first month of the Term shall be defined as the “Basic Standard.” The CPI index figure for the last month of each year (i.e., June) of the Term shall be defined as the “ New Index Figure.” Base Salary for each year of the Term (the “New Base Salary”) shall be determined by multiplying the Base Salary for the immediately preceding Year of the Term by a fraction, the numerator of which shall be the New Index Figure and the denominator of which shall be the Basic Standard. The New Base Salary for each year of the Term shall be effective on July 15 of the applicable year of the Agreement.

Base Salary	x	New Index Figure	=	New Base Salary

Basic Standard

           b. Benefits. During the Term, Employee will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance and such other benefit plans as the Company may make generally available to, or have in effect for, other employees of the Company at the same general level as Employee. The Company retains the right to terminate or amend any such plans from time to time in its sole discretion.

           c. Performance Bonus. Employee shall be entitled to participate in the Company’s bonus plan for senior management (the “SMBP”). Notwithstanding the SMBP during the Term, Employee shall receive a minimum annual bonus in the amount of Fifty Thousand Dollars ($50,000.00) (the “Minimum Bonus”). The Minimum Bonus shall be paid to Employee during the month of July, commencing July 2003. In the event the Employee is entitled to receive a performance bonus in excess of Fifty Thousand Dollars ($50,000.00) pursuant to the terms of the SMBP, the Fifty Thousand Dollars ($50,000.00) Minimum Bonus shall be charged against the amount Employee is to receive pursuant to the SMBP.

           d. Stock Options. Employee has been previously granted, in accordance with the terms of the 1994 Stock Incentive Plan or the 1999 Non-Qualified Employee Stock Option Plan or any other incentive plan adopted by the Company from time to time (the “Plans”), options to purchase one hundred thousand (100,000) shares of common stock of the Company with terms and conditions described on Exhibit A (the “Options”). So long as the Employee is not terminated for Cause (as defined in Section 11c), options shall continue to vest during any Period of Non-Competition provided the Employee honors his obligations set forth in Section 8. The options will be subject to the terms and conditions of the Plans, as they may be amended from time to time in the Company’s sole discretion.

           e. Deferred Compensation. The Company shall pay for the benefit of Employee, four (4) payments of $150,000.00 during the term of this Agreement (subject to the provisions of Section 11 hereof) to a deferred compensation plan in accordance with the terms set forth in Exhibit C.

           f. Expenses. The Company will reimburse Employee, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all reasonable travel and other expenses actually incurred or paid by him during the Term in the performance of his services under this

Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

           g. Withholding. All payments under this Agreement will be subject to applicable taxes and required withholdings.

      5. Representations of Employee. Employee represents and warrants that he is not, (i) a party to any enforceable employment agreement or other arrangement, whether written or oral, with any past employer, that would prevent or restrict Employee’s employment with the Company; (ii) a party to or bound by any agreement, obligation or commitment, or subject to any restriction, including, but not limited to, confidentiality agreements, restrictive covenants or non-compete and non-solicitation covenants, except for agreements with the Company or its affiliates; or (iii) involved with any professional endeavors which in the future may possibly adversely affect or interfere with the business of the Company, the full performance by Employee of his duties under this Agreement or the exercise of his best efforts hereunder.

      6. Confidentiality.

           a. Confidentiality of this Agreement. Employee acknowledges that the provisions of this Agreement are highly confidential and that disclosure of this Agreement or its terms would be extremely prejudicial to the Company. Accordingly, neither the Company nor Employee will disclose the terms of this Agreement to any other person or entity (other than immediate family and financial and legal advisors with a need-to-know and who agree to the confidentiality provisions of this Agreement) without the prior written consent of the other party, except that (i) the Company may disclose this Agreement or its terms if in the reasonable opinion of counsel for the Company such disclosure is required by applicable law or regulation; and, (ii) Employee may disclose this Agreement in court filings or pleadings by Employee to enforce its terms and conditions or as otherwise may be necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose.

           b. Confidential Information. Employee acknowledges that as a result of his employment with the Company, Employee will gain knowledge of, and access to, proprietary and confidential information and trade secrets of the Company and its subsidiaries and affiliates, including, without limitation, (1) the identity of clients, suppliers, subcontractors and others with whom they do business; (2) their marketing methods and strategies; (3) contract terms, pricing, margin, cost information and other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees, including Employee; (7) their business plans, models or strategies and the information contained therein; (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company and its subsidiaries and affiliates (collectively, the “Confidential Information”). Employee further acknowledges that such information, even though it may be contributed, developed or acquired by Employee, and whether or not the foregoing information is actually novel or unique or is actually known by others, constitutes valuable assets of the Company developed at great expense which are the exclusive property of the Company or its subsidiaries and affiliates. Accordingly, Employee will not, at any time, either during or subsequent to the Term, in any fashion, form or manner, directly or indirectly, (i) use, divulge, disclose, communicate, provide or permit access to any person or entity, any Confidential Information of any kind, nature or description, or (ii) remove from the Company’s or its subsidiaries’ or affiliates’ premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser acoustic or other means) except in the case of both (i) and (ii), (A) as reasonably required in the performance of his services to the Company under this Agreement, (B) to responsible officers and employees of the Company who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, (C) for such information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, and (D) or as otherwise necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose. Employee acknowledges that the Company would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company.

           c. Return of Confidential Information. Upon request by the Company, Employee will promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, all Confidential Information and other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information, which are in Employee’s possession or control.

      7. Intellectual Property. Any and all material eligible for copyright or trademark protection and any and all ideas and inventions (“Intellectual Property”), whether or not patentable, in any such case solely or jointly made, developed, conceived or reduced to practice by Employee (whether at the request or suggestion of any officer or employee of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which arise from the fulfillment of Employee’s duties hereunder and which may be directly or indirectly useful in the business of the Company will be promptly and fully disclosed in writing to the Company. The Company will have the entire right, title and interest (both domestic and foreign) in and to such Intellectual Property, which is the sole property of the Company. All papers, drawings, models, data and other materials relating to any such idea, material or invention will be included in the definition of Confidential Information, will remain the sole property of the Company, and Employee will return to the Company all such papers, and all copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, upon the earlier of the Company’s request therefor, or the expiration or termination of Employee’s employment hereunder. Employee will execute, acknowledge and deliver to the Company any and all further assignments, contracts or other instruments the Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of this Agreement and to vest in the Company each and all of the rights of the Company in the Intellectual Property.

      8. Covenants.

           a. Non-Competition and Non-Solicitation. Employee acknowledges and agrees that the Company’s and its subsidiary and affiliated companies’ (collectively, the “Companies”) telecommunications infrastructure services businesses (the “Business”) are conducted throughout the United States of America and the Commonwealth of Canada. Until two (2) years following the date of the termination of Employee’s employment with the Company (the “Period of Non-Competition”) and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the “Territory”), Employee will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:

                (i) directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

                (ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing client or client, or potential client or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;

                (iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a client or client of the Companies, or was their client or client within two (2) years prior to cessation of Employee’s employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Business; or

                (iv) solicit, persuade or attempt to solicit or persuade, or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Employee or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Employee’s employment by the Companies, an employee of any of the Companies.

      If Employee breaches or violates any of the provisions of this Section 8, the running of the Period of Non-Competition (but not of any of Employee’s obligations under this Section 8) will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this Section 8.

           b. Exceptions. Telecommunications operators (such as Sprint, MCI, AT&T) cable companies and other non construction or installation clients of the Company shall not be considered engaged in and competitive with the Business.

      9. Reasonable Restrictions. The parties acknowledge and agree that the restrictions set forth in Sections 6, 7 and 8 of this Agreement are reasonable for the purpose of protecting the value of the business and goodwill of the Companies. It is the desire and intent of the parties that the provisions of Sections 6, 7 and 8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of Sections 6, 7 and 8 are adjudicated to be invalid or unenforceable, then such section will be deemed amended to delete such provision or portion adjudicated to be invalid or unenforceable; provided, however, that such amendment is to apply only with the respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

      10. Breach or Threatened Breach. The parties acknowledge and agree that the performance of the obligations under Sections 6, 7 and 8 by Employee are special, unique and extraordinary in character, and that in the event of the breach or threatened breach by Employee of the terms and conditions of Sections 6, 7 or 8, the Companies will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law and in equity, to obtain damages for any breach of Sections 6, 7 or 8 or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from breaching or attempting to breach Sections 6, 7 or 8. In the event the Company believes that the Employee has breached Employee’s obligations under Sections 6, 7 or 8, or threatens to do so, it shall promptly provide the Employee written notice of such belief setting forth the basis for its belief and, (unless under exigent circumstances, as determined by the Company at its sole discretion, it would harm the Company to delay the institution of legal proceedings) five (5) business days to respond to the notice, prior to the initiation of legal proceedings.

      11. Termination. This Agreement and Employee’s employment under this Agreement may be terminated upon the occurrence of any of the events described in, and subject to the terms of, this Section 11:

           a. Death. Immediately and automatically upon the death of Employee.

           b. Disability. At the Company’s option, immediately upon written notice if Employee suffers a “permanent disability,” meaning any incapacity, illness or disability of Employee which renders Employee mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) days, or one hundred twenty (120) days (whether or not consecutive), during the Term, as reasonably determined by the Company.

           c. Termination for Cause. At the Company’s option, immediately upon notice to Employee, upon the occurrence of any of the following events (each “Cause”), (i) Employee being convicted of any felony (whether or not against the Company or its subsidiaries or affiliates); (ii) a material failure of Employee to perform Employee’s responsibilities after ten (10) days’ written notice given by an Executive Officer to Employee, which notice shall identify the Employee’s failure in sufficient detail and grant Employee an opportunity to cure such failure within such ten (10) day period (“Notice”); (iii) a breach by Employee of any of his obligations under Sections 6, 7 or 8; (iv) any material act of dishonesty or other misconduct by Employee against the Company or any of its subsidiaries or affiliates; (v) a material violation by Employee of any of the policies or procedures of the Company or any of its subsidiaries or affiliates, including without limitation the 2000 Personal Responsibility Code, provided, however, that if such violation is curable, then Employee will be given ten (10) days’ written Notice and the opportunity to cure such violation; or (vi) Employee voluntarily terminates this Agreement or leaves the employ of the Company or its subsidiaries or affiliates for any reason, other than Good Reason.

           d. Termination Without Cause. At the Company’s option for any reason, or no reason, upon five (5) days’ notice to Employee given by the CEO.

           e. Termination with Good Reason. At Employee’s option, upon not less than fifteen (15) business days’ written notice to the Company, and the Company’s failure to cure within such fifteen (15) business days, upon the occurrence of any of the following events (each “Good Reason”) (i) the material diminution of, Employee’s position, duties, titles, offices and responsibilities with the Company; (ii) a reduction or material delay in payment of Employee’s compensation and benefits; (iii) a relocation of the Company’s principal executive offices outside of Miami-Dade, Broward, Palm Beach or Monroe Counties, Florida; or (iv) a breach of any other material provision of this Agreement by the Company.

           f. Payments After Termination. If this Agreement and Employee’s employment hereunder are terminated for the reasons set forth in Sections 11(a) or 11(b), then Employee or Employee’s estate will receive the Base Salary and any Performance Bonus earned through the date of death or disability and any Deferred Compensation to which Employee would have been entitled for the year in which the death or disability occurred in accordance with the terms of this Agreement, and all of Employee’s Stock Options shall immediately vest. If the Company terminates this Agreement and Employee’s employment hereunder for the reasons set forth in Section 11(c)(i-vi), then (i) Employee will receive his Base Salary and deferred compensation through the date of termination and (ii) Employee will forfeit any entitlement that Employee may have to receive any performance bonus. If this Agreement is terminated for the reason set forth in Section 11(d) or Section 11(e), then (i) Employee will receive his Base Salary, deferred compensation and benefits set forth in Section 4(b) hereof (collectively, with the payment of the Base Salary, the “Severance Benefits”), for a period of eighteen (18) months if the termination occurs prior to January 1, 2005, if the termination occurs after December 31, 2004, Employee shall receive the Severance Benefits for the lesser of (A) one (1) year or (B) the remainder of the Term (the “Severance Period”). The Severance Benefit shall be payable in accordance with the Company’s payroll procedures and subject to applicable withholdings, and (ii) Employee will forfeit any entitlement that Employee may have to receive any performance bonus and provided however, Employee represents and warrants that during the Severance Period he shall affirmatively and in good faith seek another position (whether as an employee or independent contractor) and the Severance Benefits shall be mitigated upon his obtaining employment or being engaged as an independent contractor by a third party by an amount equal to the amounts received by Employee in such new position (as an employee or identified contractor). Upon payment by the Company of the amounts described in this Section 11(f), Employee will not be entitled to receive any further compensation or benefits from the Company whatsoever.

           g. General. Notwithstanding anything to the contrary set forth in this Agreement, the provision of payments after termination in accordance with the provisions of Section 11(f) above, shall not be a bar to the Employee’s continued entitlement from the Company of (i) reimbursements of proper expenses, (ii) housing, automobile and expense allowances, (iii) vested benefit and welfare entitlements; (iv) unemployment compensation, (v) workers compensation benefits, (vi) accrued vacation time (if consistent with Company policy), (vii) Base Salary through date of termination. Notwithstanding anything in this Agreement to the contrary, if Employee is employed by the Company for an entire calendar year (e.g., the 2003 calendar year) and is terminated for any reason prior to the payment of a bonus, if any, the Company hereby agrees to pay Employee any bonus that he would have otherwise been entitled to hereunder or the SMBP, simultaneous with the payment of such bonus to the Company’s employees, and (viii) continued vesting of options as may be provided in accordance with the provisions of this Agreement or any stock option plan.

           h. If, prior to the Term, there occurs a Change in Control (as defined in Exhibit D), Employee will receive the compensation and benefits described in (d) above.

      12. Gross-Up for Excise Tax.

           a. If any payment or benefit under this Agreement becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any substitute provision of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (collectively, the “Excise Tax”), then the Company will pay Employee an additional amount or amounts (the

“Gross-Up Payment”), such that the net amount or amounts retained by Employee, after deduction of any Excise Tax on any of the payments or benefits under this Agreement and any federal, state and local tax and Excise Tax on the Gross-Up Payment will equal the amount of such payment or benefits prior to the imposition of such Excise Tax. For purposes of determining the amount of a Gross-Up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is payable and state and local income taxes at the highest marginal rate of taxation in the sate and locality of Employee’s residence on the date the Gross-Up Payment is payable, net of the maximum reduction in federal income taxes that could be obtained from any available deduction of such state and local taxes.

           b. The Company will pay each Gross-Up Payment on the date on which Employee becomes entitled to the payment or benefits giving rise to the Excise Tax. If the amount Excise Tax is later determined to be less than the amount taken into account in calculating the Gross-Up Payment, Employee will repay to the Company (to the extent actually paid by the Company) the portion of the Gross-Up Payment attributable to the overstated amount of Excise Tax at the time such reduction is finally determined, plus interest at the rate set forth in Section 1274(b)(2)(B) of the Code. If the amount of the Excise Tax is later determined to be more than the amount taken into account in calculating the Gross-Up Payment, the Company will pay Employee an additional Gross-Up Payment in respect of the additional amount of Excise Tax and the time the amount of the additional tax is finally determined.

      13. Miscellaneous.

           a. Survival. The provisions of Sections 6, 7, 8, 10 and 11 will survive the termination or expiration of this Agreement for any reason.

           b. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter of this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth in this Agreement.

           c. Modification. This Agreement may not be amended or modified, or any provision waived, unless in writing and signed by both parties.

           d. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

           e. Successors and Assigns. This Agreement may not be assigned or the duties delegated unless in writing and signed by both parties, except for any assignment by the Company occurring by operation of law. Subject to the foregoing, this Agreement will inure to the benefit of, and be binding upon, the parties and their heirs, beneficiaries, personal representatives, successors and permitted assigns.

           f. Notices. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered personally by independent courier, or (iii) transmitted by facsimile, to the parties at the addresses as follows (or at such other addresses as will be specified by the parties by like notice):

If to Employee, then to:

Donald Weinstein
6721 S.W. 140th Street
Miami, Florida 33158
Facsimile: (305) 971-7773

If to the Company, then to:

MasTec, Inc.
800 Douglas Road, Suite 1200
Coral Gables, Florida 33134
Attn: Legal Department
Facsimile: (305) 406-1907

Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the telecopier answerback confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

           g. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable will be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

           h. Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts will collectively be deemed to constitute a single binding agreement.

           i. Governing Law; Venue. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Employee consents to the jurisdiction of any state or federal court located within Miami-Dade County, State of Florida, and consents that all service of process may be made by registered or certified mail directed to Employee at the address stated in Section 13 (f) of this Agreement. Employee waives any objection which Employee may have based on lack of personal jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the Company under this Agreement in any state or federal court located within Miami-Dade County, Florida and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. This provision is a material inducement for the Company to enter into this Agreement with Employee.

           j. Participation of Parties. The parties acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through execution. Therefore, the parties agree that this Agreement will be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.

           k. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties will be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

           l. Waiver of Jury Trial. EACH OF THE COMPANY AND EMPLOYEE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.

           m. Right of Setoff. The Company will be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to Employee under this Agreement or otherwise the amount of any obligations of Employee to the Company under this Agreement that are not paid by Employee when due. In the event of any such setoff, the Company will promptly provide the Employee with a written explanation of such setoff, and an opportunity to register a written protest thereof.

           n. Litigation; Prevailing Party. In the event of any litigation, administrative proceeding, arbitration, mediation or other proceeding with regard to this Agreement, the prevailing party will be entitled to receive from the non-prevailing party and the non-prevailing party will pay upon demand all court costs and all reasonable fees and expenses of counsel and paralegals for the prevailing party.

           o. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

      EXECUTED as of the 7th day of January, 2004.

EMPLOYEE

/s/ Donald Weinstein

DONALD WEINSTEIN

MASTEC, INC.

By:	/s/ Austin Shanfelter

Austin Shanfelter, Chief Executive Officer

EXHIBIT A

TERMS OF STOCK OPTIONS

Number:	100,000
Term:	Ending May 1, 2010
Exercise Price:	2.215
Vesting:	33-1/3% on May 1, 2004
33-1/3% on May 1, 2005
33-1/3% on May 1, 2006

EXHIBIT B

EXISTING BOARD OF DIRECTORS

MasTec, Inc.
AFFILIATED ENTITIES
January 2004

NORTH AMERICA

Church & Tower, Inc.(FL)	(100% owned by MasTec, Inc.)
Church & Tower Environmental, Inc.(DE)	(100% owned by MasTec, Inc.)
Cruz-Cell, Inc. (IN)	(100% owned by MasTec North America, Inc.)
Dresser/Areia Construction, Inc. (CA)	(100% owned by MasTec North America, Inc.)
Flaire Incorporated (MO)	(100% owned by MasTec North America, Inc.)
GMR Telecom, L.L.C. (VA)	(100% owned by MasTec North America, Inc.)
Integral Power & Telecommunications Incorporated (Canadian)	(100% owned by Phasecom Systems, Inc.)
MasTec Asset Management Company, Inc. (NV)	(100% owned by MasTec, Inc)
MasTec Contracting Company, Inc. (NV)	(100% owned by MasTec, Inc)
MasTec Integration Systems, Inc. (CA) f/k/a Aidco Systems, Inc.	(100% owned by MasTec, Inc.)
MasTec Minnesota SW, LLC (NV)	(100% MasTec Services Company, Inc.)
MasTec Network Services, Inc. (CA) f/k/a Aidco, Inc.	(100% owned by MasTec, Inc.)
MasTec North America, Inc. (FL)	(100% owned by MasTec, Inc.)
MasTec Services Company, Inc. (FL) f/k/a Central America Construction, Inc.	(100% owned by MasTec, Inc.)
MasTec Minnesota SW, LLC (NV)	(100% MasTec Services Company, Inc.)
MasTec Telcom & Electrical Services, Inc. (NY) f/k/a Alert Electrical Contracting Co., Inc.	(100% owned by MasTec North America, Inc.)
Phasecom Systems Inc. (Canadian)	(100% owned by MasTec, Inc.)
Phasecom America Inc. (FL)	(100% owned by MasTec North America, Inc.)
Protel Ind., Inc. (FL)	(100% owned by MasTec North America, Inc.)

NORTH AMERICA

Renegade of Idaho, Inc. (FL)	(100% owned by MasTec, Inc.)
S.S.S. Construction, Inc. (MN)	(100% owned by MasTec, Inc.)
Upper Valley Utilities Corp. (UT)	(100% owned by MasTec North America, Inc.)
Wilde Holding Co., Inc.(DE)	(100% owned by MasTec, Inc.)
Wilde Acquisition Co., Inc. (DE)	(100% owned by Wilde Holding Co.,Inc)
Northland Contracting, Inc. (MN)	(100% owned by Wilde Acquisition Co., Inc.)
Wilde Optical Service, Inc. (MN)	(100% owned by MasTec, Inc.)
JMC Insurance Company, Inc.	(100% owned by MasTec, Inc.)
Holding Companies
MasTec FC, Inc. (NV)	(100 % owned by MasTec, Inc.)
MasTec Real Estate Holdings, Inc. (FL)	(100% owned by MasTec, Inc.)
Stackhouse Real Estate Holdings, Inc. (f/k/a H-W Acquisition II, Inc. (DE)	(100% owned by MasTec North America, Inc.)
MasTec of Texas, Inc. (TX)	(100% owned by MasTec, Inc.)
MasTec TC, Inc. (NV)	(100% owned by MasTec, Inc.)

INTERNATIONAL

Latin America

Aidco de Mexico, S.A. de C.V. (Mex.)	(98% owned by MasTec, Inc.)
(2% owned by MasTec International Holdings, Inc.)
MasTec Latin America, Inc. (DE)	(100% owned by MasTec, Inc.)
Acietel Mexicana, S.A. (Mex.)	(99% owned by Dresser Acquisition Company)
(1% owned by MasTec International Holdings, Inc.)
MasTec Brasil S/A (Brazil)	(88% owned by MasTec Latin America, Inc.)
CIDE Engenharia, Ltda. (Brazil)	(100% owned by MasTec Brasil S/A)
Mastec Participações Do Brasil LTDA	(100% owned by MasTec, Inc.)
MasTelecom Europe I APS (Denmark)	(100% owned by MasTec, Inc.)
MasTelecom Europe II BV (Netherlands)	(100% owned by MasTelecom Europe I APS)
MasTelecom Services S. DE R.L. DE CV (Mexico)	(100% owned by MasTelecom Europe II BV)

MasTelecom S. DE R.L. DE C.V (Mexico)	(100% owned by MasTelecom Europe II BV)
Pantel Inversiones de Venezuela, CA (Venezuela)	(100% owned by MasTec Venezuela, Inc.)
Burntel Telecommunications, C.A	(50% owned by Pantel Inversiones)

Holding Companies

MasTec Brazil, Inc. (FL) MasTec Brazil II, Inc. (FL)	(100% owned by MasTec, Inc.) (100% owned by MasTec, Inc.)
MasTec Ecuador, Inc. (FL)	(100% owned by MasTec, Inc.)
Mastec International Holdings, Inc. (FL)	(100% owned by MasTec, Inc.)
MasTec Venezuela, Inc. (FL)	(100% owned by MasTec, Inc.)
MasTec Spain, Inc. (FL)	(100% owned by MasTec, Inc.)
Dresser Acquisition Company (FL)	(100% owned by MasTec North America, Inc.)

INTERNATIONAL INVESTMENTS

Latlink Corporation (DE)	(100% owned by MasTec, Inc.)
Latlink Argentina, Inc. (DE)	(100% owned by Latlink Corporation)

EXHIBIT C

DEFERRED COMPENSATION

      The Company agrees to fund a deferred compensation product in accordance with the following schedule, subject to applicable law at the time of funding, and the provision of the Agreement to which this Exhibit C is attached:

December 1, 2003	$150,000
December 1, 2004	$150,000
December 1, 2005	$150,000
December 1, 2006	$150,000

      Employee and the Company may mutually agree to modify the above funding schedule if it is in the best interest of the Company.

EXHIBIT D

      “Change in Control: means the occurrence of any of the following events: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation (X) in which a majority of the combined voting power of the corporation’s outstanding common stock immediately before the consolidation or merger is beneficially owned by an individual or entity described in subclauses (iv)(b) or (iv)(c) below, unless the Requisite Percentage described in subclause (iv) below of the combined voting power of such corporation’s outstanding common stock immediately before the consolidation or merger is held by individuals or entities not meeting the definition of subclause (iv)(a), (iv)(b) or (iv)(c) below or (Y) a wholly-owned subsidiary of the Company immediately before the consolidation or merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any “person,” including a “group” as determined in accordance with Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the Requisite Percentage (as hereinafter defined) of the combined voting power of the Company’s then outstanding common stock, provided that such person, immediately before it becomes such a beneficial owner of such Requisite Percentage, is not (a) a wholly-owned subsidiary of the Company, (b) an individual, or a spouse or a child of such individual, that on January 1, 2003, owned greater than 20% of the combined voting power of the Company’s common stock, or (c) a trust, foundation or other entity controlled by an individual or individuals described in the preceding subsection (b), (v) individuals who constitute the Board on June 1, 2002 (the Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to June 1, 2003, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be, for purposes of this clause, considered as though such person were a member of the Incumbent Board, or (vi) the individuals or entities described in clauses (iv)(b) and (iv)(c) of this definition sell, transfer or exchange to unaffiliated persons or entities 80% or more of their combined beneficial ownership of the voting power of the Company’s outstanding common stock. Notwithstanding the foregoing, so long as Austin J. Shanfelter is the Chief Executive Officer of the Company, it shall be conclusively presumed there has not been a Change in Control.

      “Requisite Percentage” means 35%, or a percentage greater than 35%.